Item 26. Exhibit (h) i. c. 3.

SL-18

DISTRIBUTION & MARKETING SUPPORT AGREEMENT

This DISTRIBUTION & MARKETING SUPPORT AGREEMENT (the “Agreement”), signed as of February 1, 2017, and effective February 1, 2017 (the “Effective Date”), is by and among Massachusetts Mutual Life Insurance Company (“Insurer”), MML Investors Services, LLC (“MMLIS”) and MML Distributors, LLC (“MMLD”), affiliates of Insurer, and BlackRock Advisors, LLC (“Fund Agent”), the investment adviser of: (A) BlackRock Basic Value V.I. Fund, (B) BlackRock Total Return V.I. Fund, and (C) BlackRock High Yield V.I. Fund (each “Fund” and collectively the “Funds”). MMLIS and MMLD act as broker-dealer/principal underwriter of variable annuity and/or variable life insurance contracts (the “Contracts”) issued through one or more separate accounts of the Insurer. The Insurer, acting on behalf of its separate accounts, purchases, holds, exchanges and redeems Funds as investments for values accumulated under certain Contracts (“Contract Value”).

Reference is made to the Fund Participation Agreement, dated as of February 1, 2017, among: BlackRock Variable Series Funds, Inc., BlackRock Investments, LLC (“BRIL”) and the Insurer (the “Fund Participation Agreement”).

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration and intending to be legally bound, Insurer, MMLIS and MMLD (together MMLIS and MMLD are referred to as the “Contract Underwriter”) and Fund Agent hereby agree as follows:

1. Fund Agent or its designee agrees to pay Contract Underwriter the following fee (the “Fee”) in consideration for Contract Underwriter’s sales, distribution and marketing support related to Class I of the Funds listed above:          basis points on BlackRock Basic Value V.I. Fund and          basis points on BlackRock Total Return V.I. Fund and BlackRock High Yield V.I. Fund at the end of each quarter with respect to Funds held by the Insurer is its separate accounts.

For the avoidance of doubt, Contract Underwriter shall not be entitled to be paid pursuant to this Agreement for providing sales, distribution and marketing support services with respect to any other Class of the Funds or any other portfolio of the BlackRock Variable Series Funds, Inc. or any other open-end mutual fund in the BlackRock Fund family.

Contract Underwriter or Insurer will provide Fund Agent or its designee with one or more unique identifiers used by it to identify the assets or accounts subject to the Fee (the “Assets”) such as specific account number or numbers (individually and collectively, the “Identifier”). The Identifier will identify the Assets with as much particularity as possible. Fund Agent and its designee reserve the right at any time in their reasonable discretion to require Insurer or Contract Underwriter to provide an alternate or additional Identifier to enable them to reconcile invoices.

2. Fund Agent and Contract Underwriter understand and agree that the Fee: (a) shall be paid by Fund Agent or its designee and (b) shall not be paid by any Fund or out of assets of any Fund (either through directed brokerage or otherwise). Contract Underwriter hereby represents and warrants that the fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties.

3. (a)

Insurer or Contract Underwriter shall calculate the Fee at the end of each calendar quarter and shall submit invoices on a quarterly basis to Fund Agent or its designee at NonStandard.Invoices@blackrock.com or such other email address specified by Fund Agent or its designee from time to time. The invoices will be submitted in a Microsoft Excel format and will include the following information:

1. Total average daily assets during the period covered by the invoice by CUSIP.

2. The subtotal amounts due by CUSIP.

3. The total amount due.

4. Payment instructions (Wire/ACH).

5. Invoice contact information for Insurer/Contract Underwriter.

6. The Identifier.

(b)

Invoices must be received in a timely manner. Any initial invoice which is received by Fund Agent or its designee subsequent to three (3) months after the time period covered by the invoice may be subject to non-payment at the discretion of Fund Agent. Additions or adjustments by Insurer/Contract Underwriter to previously received invoices, which are received by Fund Agent or its designee subsequent to six (6) months after the time period covered by the invoice may also be subject to non-payment at the discretion of Fund Agent.

(c)

The Assets may not be subject to any fee arrangements between any of Fund Agent, BRIL or any of their respective affiliates (collectively, the “BlackRock Companies”) and Insurer, any of its affiliates or any entity with which Insurer or any of its affiliates has established a contractual arrangement with respect to the Assets (each, a “Insurer Company” and collectively, the “Insurer Companies”) for sales, marketing or distribution support services, or any similar services (collectively, the “Services”), other than as described in this Agreement. Contract Underwriter shall ensure that no Insurer Company other than itself will charge any of the BlackRock Companies for Services on the Assets, or collect fees for Services on the Assets (“Duplicative Fees”), pursuant to this Agreement or any other agreement(s) that such Insurer Company has entered into with any of the BlackRock Companies.

(d)

If any of the Insurer Companies accepts Duplicative Fees, upon Insurer’s/Contract Underwriter’s discovery of such occurrence or upon the request of Fund Agent or its designee, Insurer/Contract Underwriter will promptly refund to Fund Agent or its designee the amount of such Duplicative Fees. Refunds shall be made no more than thirty (30) days after Insurer/Contract Underwriter discovers the duplicative payment or receives a request of repayment of Duplicative Fees from Fund Agent or its designee. If Duplicative Fees are not timely repaid to Fund Agent or its designee, Insurer/Contract Underwriter authorizes any of the BlackRock Companies to offset the amount of such Duplicative Fees against any amount payable to any of the Insure Companies by any of the BlackRock Companies, including, without limitation, commissions and services fees.

(e)	Fund Agent or its designee will not be obligated to pay the Fee on any Assets that are not identified with the Identifier.

(f)	Any invoices shall only cover time periods for which this Agreement is in effect.

Payment Instructions: All payments on behalf of both MML Distributors, LLC and MML Investors Services, LLC should be directed to MML Distributors, LLC as follows:

Wire Instructions:

Account Name: MML Distributors, LLC

Account Number:

Bank Name:

ABA#:

    ACH Instructions:

Account Name: MML Distributors, LLC

Account Number:

Bank Name:

ABA#:

Whether sending by wire or electronic funds transfer, Fund Agent shall provide information that will enable MMLD to properly account for the Funds (i.e., company name, Fund, CUSIP, period covered, average net assets, etc.).

4. Fund Agent and Insurer/Contract Underwriter shall comply with applicable state insurance and federal and state securities laws and regulations and rules and regulations of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”). In particular, Insurer shall only identify a transaction as being received by Insurer on a particular day if the relevant order was received by Insurer prior to the deadline set forth in the Fund Participation Agreement. Insurer represents and warrants that it is its obligation to make all notification(s) to its clients or otherwise of the provisions of this Agreement as required by law, and Insurer agrees to do so.

5. Fund Agent represents that before, or within a reasonable time after, the Effective Date, all appropriate disclosures pertaining to the fee arrangement hereunder which are required by law will be contained in the current Prospectuses or Statements of Additional Information for the Funds. Insurer/Contract Underwriter represents and warrants that it will provide point of sale disclosure documents consistent with applicable legal and regulatory requirements as in effect from time to time.

6. Fund Agent represents that fee arrangements like that described herein have been reviewed by the Board of Directors of the Funds.

7. This Agreement shall not relieve Fund Agent, Insurer or BRIL from any obligations such party may have under any other agreements among them, including but not limited to the Fund Participation Agreement.

8. All of the representations, warranties and undertakings made in the Fund Participation Agreement shall continue to be true as of the date of this Agreement and will continue in full force and effect If the terms of the Fund Participation Agreement conflict with the terms of this Agreement, the terms of this Agreement shall govern.

9. The parties to this Agreement hereby agree to comply with Rule 22c-2 under the 1940 Act.

10. Insurer agrees that Fund Agent, BRIL, the Funds, and each of their agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by Insurer from and against, any and all claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by any of the foregoing persons arising out of or in connection with (i) the services provided by Contract Underwriter or Insurer in consideration of the Fee or (ii) a breach of this Agreement by Contract Underwriter or Insurer.

11. Fund Agent agrees that Insurer/Contract Underwriter, its agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by Fund Agent from and against, any and all claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which may be incurred by any of the foregoing persons arising out of or in connection with a material breach of this Agreement by Fund Agent.

12. This Agreement may be terminated by any party on 30 days’ written notice to the other party and shall terminate automatically upon termination of the Fund Participation Agreement. This Agreement may be amended, and any provision of this Agreement may be waived, only by a written instrument signed by all parties to this Agreement.

13. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to any conflict of laws provisions that would cause the application of laws of any jurisdiction other than those of the State of New York. The United States District Court for the Southern District of New York (or if such court does not have jurisdiction or will not accept jurisdiction, any court in New York County, New York) shall have continuing exclusive jurisdiction over any and all disputes related to or arising out of this Agreement.

14. All notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the addresses set forth on the signature page to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14).

15. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other party to this Agreement. Any attempted assignment in violation of this Section 15 shall be null and void.

16. This Agreement, including any references to the Fund Participation Agreement contained herein and any attachments hereto, contains the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matter.

17. Except as set forth in this Agreement, the Fund Participation Agreement shall remain in full force and effect in accordance with its terms.

18. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurer, Contract Underwriter and Fund Agent. Insurer shall have no authority to act as agent for Fund Agent or any Fund in any matter or in any respect, except as described herein or in the Fund Participation Agreement.

19. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

20. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect insofar as the foregoing can be accomplished without materially affecting the benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

21. Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

22.

(a) The fee terms in this Agreement shall be deemed Confidential Information of Fund Agent and its affiliates. Without limiting the generality of the foregoing, Insurer may not disclose such information to any other entity that is currently providing, or may provide sales, marketing or distribution support services or any similar services to Fund Agent or any of its affiliates.

(b) Each party has adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

23. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under applicable law.

25. Except as otherwise specified herein, nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

26. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY AND LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

27. No party shall be liable for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including without limitation, war or act of war, terrorism, insurrection, riot or civil commotion, act of public enemy, flood or other act of God, and any such delay or failure shall not be considered a breach of this Agreement. Notwithstanding the foregoing, force majeure will not include an event which a party should reasonably be able to prevent or overcome by the exercise of due diligence, including, but not limited to, by the implementation or exercise of a commercially reasonable disaster recovery plan.

28. The provisions of Sections 3(b), 3(d), 3(f), 10, 11, 13, 14, 21, 22, 23, 26, 27, and 28 shall survive termination of this Agreement.

29. This Agreement may be executed in separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		BLACKROCK ADVISORS, LLC

By:	/s/ Tina M. Wilson	By:	/s/ Jonathan Marco
	Tina M. Wilson		(Authorized Signature Jonathan Marco
	Printed name of person signing		Printed name of person signing

	Senior Vice President		Director
	Title of person signing		Title of person signing

MML DISTRIBUTORS, LLC

By:	/s/ Eric Wietsma

Eric Wietsma
Printed name of person signing

President
Title of person signing

MML INVESTORS SERVICES, LLC

By:	/s/ Wendy Benson

Wendy Benson
Printed name of person signing

President
Title of person signing

Address for Notice:	Address for Notice:
Massachusetts Mutual Life Insurance Company Attention: General Counsel 1295 State Street Springfield, MA 01111	BlackRock Advisors, LLC c/o Jonathan Maro, Director Global On-boarding- Contracting 40 East 52nd Street New York, New York 10022

With a Copy to:
MML Distributors, LLC Attention: President 100 Bright Meadow Boulevard Enfield, CT 06092	BlackRock, Inc. c/o General Counsel 40 East 52nd Street New York, New York 10022

MML Investors Services, LLC Attention: President 100 Bright Meadow Boulevard Enfield, CT 06092